The Scotts Miracle-Gro Company NEWS

The Scotts Miracle-Gro Company Announces Appointment of
Former U.S. EPA Administrator Stephen L. Johnson to its Board of Directors

MARYSVILLE, Ohio (November 11, 2010) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announces that the Honorable Stephen L. Johnson, the former administrator of the U.S. Environmental Protection Agency, has been named to its Board of Directors, effective immediately.

Mr. Johnson began working at EPA in 1979 and held multiple roles during his tenure until being named Administrator by President George W. Bush in 2005. He was the first career employee and scientist to lead EPA.

“We are committed to a culture of regulatory compliance and to protecting our environment, and Steve’s appointment to our Board reinforces that point,” said Jim Hagedorn, chairman and chief executive officer. “We have known Steve for years and deeply respect his technical expertise and understanding of key regulatory and environmental issues. I have total confidence in saying that Steve’s appointment to our Board will make us a better company.”

In addition to his 20 years with EPA, Mr. Johnson held a number of positions with various laboratory and biotechnology companies. He has received a B.A. in biology from Taylor University and a master’s degree in pathology from George Washington University. He has been awarded honorary Doctor of Science degrees from Taylor University and Wesleyan University.

He fills the term formerly held by Mark Baker, who recently resigned from the Board. That term expires in 2013.

About ScottsMiracle-Gro

With $3.14 billion in worldwide sales and more than 8,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com

Contact:
Jim King
Senior Vice President
Corporate Affairs
937-578-5622